TERM SHEET

This term sheet (“Term Sheet”), dated as of February 4, 2014 (the “Effective Date”), sets forth the principal terms and conditions regarding a proposed asset purchase transaction (the “Proposed Transaction”) between Ubiquity Broadcasting Corporation, Inc., a Delaware corporation (“Ubiquity”, or “Buyer”) and Stray Angel Films, a Nevada corporation (“Stray Angel”, or “Seller”). Ubiquity and Stray Angel shall hereinafter be known individually as a “Party’ and collectively as the “Parties”.

The Parties understand and agree that this Term Sheet is not binding on the Parties, except for the obligations with respect to the Exclusivity Period and Confidentiality, which shall be binding obligations of Stray Angel in consideration of the time and expense devoted by Ubiquity with respect to the proposed transaction. This Term Sheet is not a commitment to purchase, and is conditioned upon the completion of inquiries and documentation satisfactory to the Buyer.

Background:	Ubiquity is a leading provider of next generation IP based content and services for mobile, tablet and professional and lifestyle screens. With an extensive IP portfolio, content production resources, and software development expertise, Ubiquity is positioned to deliver an exciting new class of services that blends the richness of TV with the relevance of the Internet.

Stray Angel is a digital motion picture rental, production, and production services company founded in 2003 to serve, as a completely integrated facility with the ability to provide professional studio services to a wide range of clients and production needs.

The purpose of the Proposed Transaction is to purchase and integrate the Stray Angel business as a division or business unit within Ubiquity, leveraging the facilities, resources and capabilities of the two businesses to optimize and grow the overall enterprise.

Purchased Assets:	All assets of Stray Angel, including but not limited to all accounts receivable, tangible and intangible property (e.g., production facilities and equipment, office equipment and supplies, Intellectual property, and all other property used in connection with the Stray Angel business), books and records, licenses and permits, inventory, and goodwill associated with Stray Angel’s business

Purchase Price	Ubiquity Restricted Common Stock, having an aggregate value of $3,000,000, with the number of shares determined by the average per Share price at the date of this Agreement (the “Ubiquity Stock”).

Key Personnel	Key management personnel of Seller, including but not limited to Suren M. Seron, Howard Asher, Josh Burrows, Billy Civitella (the “Key Personnel”) shall enter into employment or consulting agreements with Ubiquity.

Business Operations	Following the Proposed Transaction, the Stray Angel business will be established as a division of Ubiquity, with all applicable contracts and other assets transferred to the new division. The Key Personnel from Stray Angel will perform day to day management of the Stray Angel studio facilities in Los Angeles, CA and the Ubiquity studio facilities in Irvine, CA, including studio booking, production services, scheduling, staff, etc.

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Ubiquity will provide capital for equipment purchases up to $500,000 within 6 months, as/if required to support operations of the new division (as determined in the sole discretion of Ubiquity management for the purposes of equipment). The initial $100,000.00 shall be made available after the first 30 days of the closing of this agreement if required by the company for equipment purchases.

Definitive Agreements	The definitive agreements shall include but not be limited to an Asset Purchase Agreement, employment agreements with Key Personnel, and any other agreements as may be necessary to give effect to the transactions contemplated herein and/or mutually agreed between the Parties.

Exclusivity Period	Stray Angel agrees that it shall not, directly or indirectly, approach or enter into discussions/negotiations with any third party with regard to sale of the Stray Angel assets or any transaction similar to the Proposed Transaction contemplated in this Term Sheet for a period of 90 days from the effective date of this Term Sheet, unless this clause is waived by Ubiquity.

Both parties acknowledge there are ongoing discussions with regard to the potential investment by Chuck Gold related to the proposed transaction with Ubiquity and certain information may be disclosed to him as approved by Ubiquity.

Confidentiality	Each of the signatories to this Term Sheet agrees to keep the contents hereof confidential unless there is mutual agreement to disclose certain terms, or if the parties are required to disclose such information as required for regulatory or other statutory purposes.

Fees and Expenses	Each party shall bear its own costs, Including legal, accounting, due diligence and other expenses relating to and arising out of the performance of its obligations under to this Term Sheet.

Effect	The terms of this Term Sheet are subject to legal and confirmatory due diligence, the board approval of the Ubiquity and the execution of definitive agreements mutually satisfactory to the parties. Ubiquity according to the SEC law will file an 8K regulatory filing accompanied by a press release disclosing the potential transaction to the SEC and Ubiquity’s shareholders within the 5 day legal timeframe to do so.

This Term Sheet shall be governed by the laws of the State of California.

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Governing Law

Now therefore, the Parties hereto have executed this Term Sheet as of the Effective Date.

Ubiquity Broadcasting Corporation, inc.	Stray Angel Films

/s/ Chris Carmichael	/s/ Suren M. Seron
By:	By:
Name: Chris Carmichael	Name: Suren M. Seron
CEO	CEO

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